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                                                                    Exhibit 99.1

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made as of the 7th day of March, 1996 (the "Effective Date"), by and between LOGIMETRICS, INC., a corporation organized and existing under the laws of the State of Delaware and duly qualified to do business as a foreign corporation in the State of New York (the "Company"), and RICHARD K. LAIRD, an individual residing at 1718 Bay Point Place, Point Pleasant, New Jersey 08742 (the "Executive"). The aforementioned are sometimes hereinafter referred to as the "Parties".

         WHEREAS, the Company recognizes the Executive can effectively contribute to the growth and success of the Company and desires to assure the Executive's employment with the Company on a long-term basis; and the Executive desires to be employed by the Company under the terms and conditions contained herein; and

         WHEREAS, the parties have determined that it is in their mutual best interests to memorialize in writing their mutual understandings for the Executive's employment with the Company.

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

                   ARTICLE I. REPRESENTATIONS OF THE COMPANY.

         (a) Company Materials. Attached hereto as Exhibit A is a true and correct copy as of the date hereof of the Private Placement Memorandum, dated February 5, 1996 (the "PPM" and, together with the Company's Proxy Statement, dated January 29, 1996, the "Company Materials"), as in effect as of the date hereof. The Company shall provide the Executive with any and all amendments to the PPM. The PPM and all amendments thereto are true and complete in all material respects.

         (b) Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is validly authorized to do business as a foreign corporation in the State of New York. Attached hereto as Exhibit B are complete and correct copies of the Company's Certificate of Incorporation and its By-Laws as presently in effect.

         (c) Authorization. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of the Company has duly approved and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes the valid and binding agreement of the Company enforceable against it in accordance with its terms.
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         (d) No Violation. The Company is not in violation of, and knows of no investigation currently pending or known to be threatened which alleges a violation of, any applicable law, statute, order, rule, regulation or ordinance promulgated, or judgment entered, by any Federal, State, local or foreign court or governmental authority relating to the Company or its business or property. The Company is not subject to any material injunction, judgment or judicial or regulatory decree or consent order.

         (e) Financial Statements. The Financial Statements of the Company included in the PPM are true and correct as of the date thereof, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods reflected therein (except as reflected in the notes thereto), and accurately reflect the financial condition of the Company and its operations for the periods covered by said Financial Statements. Since the date of said Financial Statements the Company has experienced no material or adverse changes in its financial conditions or operations.

         (f) Compliance with Law. The Company is in compliance in all material respects with all laws, regulations and orders applicable to its business, including without limitation, all applicable environmental laws and building zoning laws, ordinances and regulations applicable to its plants, structures and equipment or any properties owned, leased or operated by the Company. The Company has not received any notification that it is in violation of any laws, regulations or orders described above.

         (g) Composition of Board of Directors. The Board of Directors of the Company shall, as of the Effective Date, be comprised of the following individuals: Lawrence I. Schneider, Richard K. Laird, Alfred Mendelsohn, Murray
H. Feigenbaum, Norman M. Phipps and Henry N. Schneider.

         (h) Shareholders of the Company. The Company Materials set forth, as of the dates referenced therein, the true and correct number of shares held by any person, entity or group known to the Company to be the beneficial holder of 5% or more of the outstanding Common Stock. There are no voting arrangements with respect to the shares of the Company except as described in the Company Materials.

         (i) Shares, Warrants and Options Outstanding. The Company Materials set forth, as of the dates referenced therein, the capitalization of the Company. Exhibit C hereto sets forth a complete listing of all options authorized, issued and outstanding to purchase or otherwise acquire shares of the Company and all warrants or other agreements to purchase or otherwise acquire shares of stock or other voting securities of the Company and the persons to whom such are issued and the terms thereof.

         (j) Directors and Officers Liability Insurance. Set forth in Exhibit D hereto is a true and correct copy of the binder issued by Meeker Sharkey, insurance brokers, Cranford, NJ, on behalf of Zurich Insurance Company as to the Officers Liability Insurance Policy currently in force and effect or which will be in effect as of the Effective Date.

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         (k) SEC Documents. The Company has delivered to the Executive a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 1993 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents.

         (l) Other Information. No representations or warranties by the Company in this Agreement, and none of the information or documents furnished or to be furnished by the Company to the Executive pursuant to this Agreement or in connection with the transactions contemplated under this Agreement (including, without limitation, all items referred to on Schedules or Exhibits attached hereto) contain or will contain at the time of their delivery any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  ARTICLE 2. REPRESENTATIONS OF THE EXECUTIVE.

         The Executive represents that he has full power and authority to execute and deliver this Agreement and to enter into the transactions contemplated hereby. The Executive's service hereunder will not conflict with, or result in a breach of, any agreement, understanding, order, judgment or other obligation to which the Executive is presently a party or by which he may be bound. The Executive is not subject to, or bound by, any covenant against competition, confidentiality obligation or any other agreement, order, judgment or other obligation which would conflict with, restrict or limit the performance of the services to be provided by him hereunder. The Executive knows of no reason why he would not be insurable at regular rates. This Agreement has been duly executed and delivered by the Executive and constitutes a valid and binding Agreement of the Executive and is enforceable against him in accordance with its terms.

                     ARTICLE 3. RELIANCE ON REPRESENTATIONS.

         The foregoing representations and warranties have been made by each of the parties to the other as a material inducement for each of the parties to enter into this Agreement, knowing and intending that each such party shall rely thereon in entering into the transactions contemplated hereby.

                ARTICLE 4. APPOINTMENT OF EXECUTIVE AS CHAIRMAN,
                          PRESIDENT, CEO, DIRECTOR AND TERM.

         (a) Employment. The Company hereby employs the Executive as the Chairman, President and Chief Executive Officer of the Company.

         (b) Status. On the Effective Date, the Company will take all action necessary to appoint the Executive as a director of the Company. During the term of this Agreement, so long as the

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Executive continues to be the Chief Executive Officer of the Company, the
Company shall use its best efforts to cause the Executive to be elected as a Director of the Company and to amend the ByLaws to require that the individual in the Company holding the title of Chairman and President be a member of the Board of Directors with full voting power.

         (c) Term of Appointment. The Executive shall be employed by the Company for an initial period expiring on June 30, 2000 and commencing with the Effective Date hereof as Chairman, President and CEO of the Company and shall continue as such until terminated as provided in Article 9 hereof or until this Agreement expires.

                       ARTICLE 5. DUTIES OF THE EXECUTIVE

         (a) Duties. The Executive shall have such duties, authorities and responsibilities as are set forth in the By-Laws of the Company with respect to the office of the Chairman, President and Chief Executive Officer, as such By-Laws may be amended from time to time (the By-Laws of the Company as may hereafter be amended being hereinafter sometimes referred to as "By-Laws"), and shall have such other duties, authorities and responsibilities as may be assigned to him from time to time by the Board of Directors of the Company. Without limiting the generality of the foregoing, the Executive shall be the Chairman, President and Chief Executive Officer of the Company with general charge and supervision of the affairs of the Company.

         (b) Exclusivity. During the term of this Agreement, and except for illness, incapacity, vacations in accordance with Article 7(e) hereof and other reasonable absences, the Executive shall devote substantially all of his business time, attention, skill and efforts exclusively to the business and affairs of the Company and its subsidiaries and affiliates; provided, however, that the Executive may engage in charitable, educational, religious, civic and similar types of activities (all of which shall be deemed to benefit the Company), speaking engagements, membership on the board of directors of other organizations, and similar activities to the extent that such activities do not inhibit or prohibit the performance of his duties hereunder or inhibit or conflict in any material way with the business of the Company, its subsidiaries and affiliates.

                            ARTICLE 6. COMPENSATION.

         (a) Salary. For services rendered by the Executive during the period beginning with the Effective Date and ending on June 30, 1996 ("First Fiscal Year"), the Executive shall be paid an initial base salary at an annual rate of $ 150,000 (the "Base Salary"), payable in such installments and at such regular intervals (not less than equal monthly installments) as are consistent with the normal payroll practices of the Company with respect to its executive officers, subject to such withholding for any Federal, State and local taxes. For periods subsequent to the First Fiscal Year, the annual base salary shall be in such amounts, but never less than the initial annual base , as shall be established by the Board of Directors after first consulting with the Executive and taking into account such factors as the Board of Directors and the Executive may deem appropriate, including but not limited to, cost of living factors, increased responsibility, the Executive's performance, profitability of the Company and demands on the Executive's time to carry out his responsibilities. Any increase in annual base salary may never be decreased thereafter.

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         (b) Signing Bonus. On the Effective Date, the Company shall pay to the
Executive a one-time bonus of $200,000 (net of any required withholdings).

         (c) Performance Bonus. In addition to the Base Salary provided under
Article 6(a), the Executive shall be entitled to a cash performance bonus in respect of each fiscal year (excluding the First Fiscal Year) during the term of this Agreement in the event that the Company meets or exceeds certain performance criteria (the "Performance Targets") to be mutually established through good faith negotiations between the Board of Directors and the Executive no later than sixty (60) days immediately preceding the commencement of the fiscal year for which such performance criteria are being established (the "Target Year"). It is the mutual intention of the parties that such bonus arrangements will provide for a minimum bonus equal to the Executive's Base Salary as in effect at the commencement of the Target Year in the event that the Company meets the Performance Targets for the Target Year and that such arrangements will provide for an increased bonus in the event that the Company's performance materially exceeds the Performance Targets for the Target Year. The Company's fiscal year currently is July I through June 30 of the following year.

         (d) Stock Option Grants. On the Effective Date, the Company shall issue to the Executive initial stock options to purchase Common Stock in the amounts and at the exercise prices and other conditions as set forth in the Option
Schedule 1 attached hereto and made a part hereof (the "Options"). The Options shall expire ten (10) years from the date of grant unless exercised prior thereto or earlier terminated in accordance with Article 9 hereof. The Executive and the Company shall enter into a mutually acceptable stock option agreement relating to the Options. The Options shall vest as provided herein and shall not be transferable by the Executive except pursuant to the laws of descent and distribution. Upon receipt of not less than two business days' notice in connection with any exercise of Options by the Executive, the Company shall provide the Executive with an interest-free loan in an amount up to, but not exceeding, the aggregate exercise price of the Options being exercised by the Executive. The Executive shall use the proceeds of such loan solely for the purpose of paying the aggregate exercise price of the Options being exercised. Each such loan shall mature and be payable under the earliest of (i) five years from the date of such loan, (ii) the date specified in Article 9 following the termination of the Executive's employment, and (iii) the sale by the Executive of the underlying Common Stock; provided, however, that in the event that less than all of such shares of Common Stock are sold by the Executive, the amount to be repaid by the Executive shall be appropriately pro rated to reflect the number of shares actually being sold. In no event shall the Company have any obligation to make such loans to the Executive from and after the date notice is given, either by the Executive or by the Company, that Executive's employment is being terminated for any reason.

         (e) Registration of Shares. In the event that any of the Company's shares of stock or other equity shall be registered with the SEC under either the Securities Act or the Exchange Act or any other similar legislation, the shares of stock of the Company issued or to be issued to the Executive pursuant to the Options and the shares of stock represented by the Options shall be registered at no cost to the Executive.

         (f) Adjustments upon Change in Capitalization. In the event that the number of issued and outstanding shares of Common Stock is increased, decreased, changed into or exchanged for a

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different number or kind of shares or securities after the Effective Date through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made by the Company in the number and kind of shares as to which any unexercised Options are then exercisable. Any such adjustment shall be made without change in the aggregate purchase price applicable to the unexercised Options but with a corresponding adjustment in the price for each share or other unit of any security covered thereby. In making any adjustment pursuant to this Article 6(f), any fractional shares shall be disregarded.

                              ARTICLE 7. BENEFITS.

         (a) Standard Executive Benefits Package. In addition to the Base Salary, the Performance Bonus and the Options, the Executive will be entitled to participate in any medical, life insurance, disability insurance or retirement plans that may be provided by the Company from time to time to its executive employees during the term of this Agreement as recommended to the Board of Directors by the Executive and as approved by the Board of Directors and subject to conditions with respect to vesting of benefits under such plans, and subject to any provisions permitting amendment or termination thereof.

         (b) Key Man Insurance. The Executive agrees that if requested by the Board of Directors, "Key Man" life insurance policy may be issued, such policy covering the life of the Executive, the beneficiaries of which shall be determined by the Board of Directors.

         (c) Supplemental Life Insurance. The Company shall purchase a policy insuring the life of the Executive in an amount of not less than Two Million Dollars ($2,000,000) at no cost to the Executive with the beneficiary to be designated by the Executive and the policy to be owned by the Executive, provided, however, that the cost of payment of premiums toward such policy shall be treated as additional income to the Executive, consistent with requirements of the Internal Revenue Code, and the premiums therefor shall be paid by the Company. In the event that the Executive is receiving severance benefits under this Agreement, the Company shall continue to pay the premiums on such supplemental life insurance. Such supplemental life insurance policy shall contain standard clauses regarding waiver of premium in the event of disability of the Executive and shall contain accidental death and dismemberment insurance provisions coverage of three (3) times the amount of the primary insurance in force and effect under such policy.

         (d) Company Car. Recognizing the Executive's need for an automobile for business purposes, the Executive shall be provided with an automobile of the Executive's choice, including all related maintenance, repairs, insurance and other costs including car telephone installation and mobile telephone communication facilities subject to a monthly cap of $1,000.

         (e) Vacation. The Executive shall be entitled to vacation as follows: for each of the calendar years 1996 and 1997, four (4) weeks paid vacation and for each of the calendar years 1998, 1999 and thereafter, five (5) weeks paid vacation.

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         (f) Annual Health Examination. The Company will provide and pay for an annual comprehensive preventative health maintenance examination for the Executive at a medical facility or facilities and by doctors designated by the Executive.

                          ARTICLE 8. BUSINESS EXPENSES.

         During the term hereof, the Executive shall be entitled to be reimbursed for all reasonable, customary and ordinary expenses incurred by him in the course of his duties hereunder subject to the Executive's presentation of appropriate vouchers in accordance with such procedures as the Company may from time to time establish for senior officers and to preserve any deductions for Federal income taxation purposes to which the Company may be entitled.

                             ARTICLE 9. TERMINATION.

         (a) In the event that during the term of this Agreement the Company terminates the Executive's employment other than as a result of the Executive's death, Permanent Disability or for "Good Cause" or the Executive terminates his employment for "Good Reason", the Company shall, as liquidated damages or severance pay, or both pay the Executive an amount equal to $750,000 (net of any required withholdings) in monthly installments over a period of twelve (12) months from the effective date of such termination (the "Severance Period"). In such an event, all of the Options outstanding and unexercised at the effective date of termination (the "Termination Date") shall become immediately and fully exercisable by the Executive at the Termination Date until the earlier of (i) the scheduled expiration date of such Options or (ii) the end of the two-year period immediately following the Termination Date and all loans made to the Executive pursuant to Article 6(d) hereof shall become due and payable no later than the end of such period. In addition, unearned but unpaid Base Salary as of the date of termination of employment shall he payable in full. Group hospitalization, health and dental care insurance shall continue through the end of the Severance Period. For purposes hereof, any termination of the Executive's employment by the Company shall be approved by a majority of the entire Board of Directors and shall not be effective until 30 days after the Company has given notice of termination to the Executive.

         (b) In the event that during the term of this Agreement the Company terminates the Executive's employment as a result of a Permanent Disability, the Company shall, as liquidated damages or severance pay, or both pay the Executive an amount equal to the Base Salary as in effect at the time of such termination in monthly installments over the Severance Period, such payments shall be offset by any amounts otherwise paid to the Executive under the Company's disability program generally available to other employees. In such an event, all of the Options which have not vested on or prior to the Termination Date shall be forfeited and all vested Options shall be exercisable by the Executive or his personal representative until the earlier of (i) the scheduled expiration date of such options or (ii) the end of the one-year period immediately following the Termination Date and all loans made to the Executive pursuant to Article 6(d) hereof shall become due and payable no later than the end of such period. In addition, earned but unpaid Base Salary as of the date of termination of employment shall be payable in full and the Executive shall be entitled to the bonus award he would have received pursuant to Article 6(c) had he been employed

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throughout the year in which such termination of employment occurs only Group hospitalization, health and dental care insurance shall continue through the end of the Severance Period.

         (c) In the event that the Executive's employment terminates due to the death of the Executive, the Company shall, as liquidated damages or severance pay, or both, pay to the person or persons designated by the Executive (provided such designation complies with applicable law) an amount equal to the Base Salary as in effect at the time of such termination in monthly installments over the Severance Period. In such an event, all of the Options which have not vested on or prior to the Termination Date shall be forfeited and all vested Options shall be exercisable by the Executive's personal representative until the earlier of (i) the scheduled expiration date of such Options or (ii) the end of the one-year period immediately following the Termination Date and all loans made to the Executive pursuant to Article 6(d) hereof shall become due and payable no later than the end of such period. In addition, earned but unpaid Base Salary as of the date of termination of employment shall be payable in full. However, notwithstanding the other provisions of this Agreement, no other payments shall be made, or benefits provided, by the Company under this Agreement except for benefits payable under the Retirement Plan and benefits that he is already entitled to under the terms of employee benefit programs maintained by the Company or its affiliates for its employees and except as otherwise required by law.

         (d) In the event that the Executive's employment terminates due to a termination for Good Cause or the Executive terminates employment with the Company for reasons other than Good Reason, Permanent Disability or retirement pursuant to the Company's retirement plan (the "Retirement Plan"), earned but unpaid Base Salary as of the date of termination of employment shall be payable in full. In such an event, all of the Options which have not vested on or prior to the Termination Date shall be forfeited and all loans made to the Executive pursuant to Article 6(d) hereof shall become due and payable no later than the end of the nine-month period immediately following the Termination Date. However, notwithstanding the other provisions of this Agreement, no other payments shall be made, or benefits provided, by the Company under this Agreement except for benefits payable under the Retirement Plan and benefits that he is already entitled to under the terms of employee benefit programs maintained by the Company or its affiliates for its employees and except as otherwise required by law.

         (e) In the event that a Change in Control occurs during the term of this Agreement, the Executive shall have the right, upon not less than thirty
(30) days' prior written notice to the Board of Directors, to terminate his employment for any reason effective on or prior to the first anniversary of the Change in Control. In the event that the Executive exercises such right, the Company shall, as liquidated damages or severance pay, or both pay the Executive an amount equal to $750,000 (net of any required withholdings) in monthly installments over the Severance Period. In such event, all of the Options outstanding and unexercised at the Termination Date shall become immediately and fully exercisable by the Executive at the Termination Date until the earlier of
(i) the scheduled expiration date of such Options or (ii) the end of the two-year period immediately following the Termination Date and all loans made to the Executive pursuant to Article 6(d) hereof shall become due and payable no later than the end of such period. In addition, earned but unpaid Base Salary as of the date of termination of employment shalt be payable in full. However, notwithstanding the

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other provisions of this Agreement, no other payments shall be made, or benefits provided, by the Company under this Agreement except for benefits that he is already entitled to under the terms of employee benefit programs maintained by the Company or its affiliates for its employees and except as otherwise required by law.

         (f) for purposes of this Agreement, the following terms have the following meanings:

                  (i) The term "Good Cause" shall mean (A) the Executive's conviction of any felony or a misdemeanor involving fraud, dishonesty or breach of trust, (B) the Executive's willful engagement in gross misconduct in the performance of his duties, (C) a material breach by the Executive of any representation or warranty of the Executive contained herein, or (D) the Executive's continuing to be in material breach of this Agreement for more than thirty (30) days after being notified in writing by the Company of such breach provided the Company has given such notice to the Executive within thirty (30) days of the Board of Directors first becoming aware of the facts constituting such breach.

                  (ii) The term "Good Reason" shall mean (A) the Company's continuing to be in material breach of this Agreement for more than thirty (30) days after being notified in writing by the Executive of such breach provided the Executive has given such notice to the Company within thirty (30) days of the Executive first becoming aware of the facts constituting such breach, or (B) any failure to elect or re-elect or to appoint or reappoint the Executive to the office of Director, Chairman, President and Chief Executive Officer.

                  (iii) The term "Permanent Disability" shall mean the Executive, in the opinion of his attending physician, shall be rendered incapable of complying with the terms, conditions and provisions on his part of this Agreement by reason of or medically determined physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of no less than twelve (12) months.

                  (iv) A "Change in Control" of the Company shall mean (A) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) (other than a person who, on the Effective Date and after giving effect to the transactions contemplated by the Company Materials, is the beneficial owner of 10% or more of the Common Stock, together with their respective affiliates and accounts managed by the foregoing) is or becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's voting securities; or (B) there is a merger or consolidation of the Company in which the Company does not survive as an independent public company; or (C) the sale by the Company of all or substantially all of its assets in one transaction or a series of related transactions; or (D) during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each Director who is not a Director at the beginning of such period has been approved in advance by Directors representing at least a majority of the Directors then in office who were Directors at the beginning of the period.

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         (g) Death and Severance Benefits. In the event of the death of the
Executive before or during the period that the Executive is entitled to receive any severance benefits hereunder, the Executive's estate shall be entitled to the unpaid balance of any severance benefits to which the Executive is entitled hereunder. As a means of funding the obligation under this Article, the Company may maintain at its own expense a term policy insuring the life of the Executive

                 ARTICLE 10. REIMBURSEMENT OF CERTAIN EXPENSES.

         In the event that during the term of this Agreement the Company terminates the Executive's employment other than as a result of the Executive's death, Permanent Disability or for Good Cause or the Executive terminates his employment for Good Reason or following a Change in Control in accordance with the provisions of Article 9, the Company shall, in addition to its other obligations hereunder, reimburse or pay on the Executive's behalf, the reasonable out-of-pocket expenses directly incurred by the Executive in effecting such termination (including, but not limited to, the reasonable fees and disbursements of counsel, accountants and other advisers retained by the Executive), subject to an aggregate cap of $15,000, upon presentation by the Executive of appropriate documentation of such expenses; provided, however, that if in connection with any Change in Control or other termination of his employment the Executive institutes proceedings to compel performance by the Company of its obligations hereunder or to seek to obtain or enforce any right or benefit provided by this Agreement and the Executive substantially prevails on the merits in connection with such proceedings, such cap shall not apply to the Executive's reasonable out-of-pocket expenses (including, but not limited to, the reasonable fees and disbursements of counsel, accountants and other advisers retained by the Executive) incurred in connection therewith.

                       ARTICLE 11. NON-COMPETE OBLIGATION.

         Upon the termination of the Executive's employment for any reason (other than a termination by the Company without Good Cause or a termination by the Executive for Good Reason), the Executive agrees that for a period of one
(1) year from the date of termination of his employment with the Company he will not alone or as a member of a partnership, association or joint venture or as a key employee, officer, director or stockholder of any corporation or in any other capacity engage in any activity which is competitive with the business of the Company as actively engaged in by the Company at the time of termination by the Executive, provided that the foregoing provision shall not be deemed to prohibit the Executive from purchasing for investment any securities or interests in any publicly-owned organization which is competitive with the business of the Company as actively engaged in by the Company at the time of termination by the Executive so long as his investment in any such organization does not exceed two percent (2%) of its outstanding capital stock of any corporation engaged in or controlling any such business having more than five hundred (500) shareholders or does not exceed three percent (3%) of its outstanding capital stock of any corporation engaged in controlling any such business having less than five hundred (500) shareholders.

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                         ARTICLE 12. SECRECY OBLIGATION.

         Without the express prior written consent of the Company, the Executive shall not disclose or use at any time other than on the Company's behalf, either during or subsequent to his employment with the Company, any secret or confidential information, knowledge or data of the Company. Upon termination of his employment, the Executive shall turn over to the Company all notes, memoranda, notebooks, drawings or other documents, compiled by or delivered to him concerning any product, apparatus or process manufactured, used or developed or investigated by the Company during the period of his employment and which contains any secret or confidential information. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or limit either the Executive's use of information (including, but not limited to ideas, concepts, know-how, techniques and methodologies): (i) previously known to him; (ii) independently developed by him; (iii) acquired by him from a third party which is not to the Executive's knowledge under an obligation to the Company not to disclose such information; or (iv) which is or becomes publicly available through no breach by the Executive of this Agreement.

                           ARTICLE 13. INDEMNIFICATION

         On the Effective Date the Company and the Executive shall enter into a mutually acceptable Indemnity Agreement and the Company shall maintain such Indemnity Agreement in full force and effect during the term of this Agreement.

                   ARTICLE 14. SUCCESSORS; BINDING AGREEMENT.

         (a) The obligations of the Company and the Executive under this Agreement shall survive the termination or expiration of the term of this Agreement. This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective successors, heirs, assigns and personal representatives. In the event the Company wishes to engage in (i) any merger or consolidation in which it is not the surviving entity thereof, or (ii) any sale of all or substantially all of its assets to any third party, the Company shall require as a condition thereof that the Company's obligations hereunder be expressly assumed by such successor or purchaser in writing.

                                ARTICLE 15. TAXES

         The Company shall pay to the Executive the amount of any excise taxes imposed on the Executive under Section 4999 of the Internal Revenue Code as currently written or any amendments thereto by reason of payments or benefits received by the Executive under the other provisions of this Agreement.

                            ARTICLE 16. ARBITRATION.

         All disputes or controversies or claims arising out of or relating to this Agreement, including, but not limited to, a breach thereof or a refusal to perform the whole or part of this Agreement or a refusal to submit any existing dispute or controversy as to termination of this Agreement or termination of the employment of the Executive hereunder shall be submitted to arbitration pursuant to the revised statutes of New Jersey Section 2A: 24-1 et seq. and in accordance with the following terms and conditions:

         (a) Any arbitration proceedings shall be conducted in Newark, New Jersey before three (3) arbitrators selected by the Executive and the Company pursuant to the Employment Resolution Rules of Arbitration of the American Arbitration Association;

         (b) If either party elects to proceed to arbitration hereunder, that party shall first have filed a demand for expedited arbitration, to be conducted within thirty (30) days of the filing and shall have served a written notice on the other party hereto by certified mail, demanding such arbitration and specifying the facts and circumstances which are the basis for its action, including the names of witnesses and copies of any documents to be relied upon;

         (c) The expense of the arbitration proceeding shall be shared equally by the parties and each party shall bear its own legal expenses and those of the witnesses to the hearing (subject to the provisions of Article 10 hereof) and provided, further, that if the Executive prevails on the merits in such arbitration, the Company shall reimburse the Executive for the Executive's arbitration expenses in connection with such arbitration proceedings, including reasonable attorney's fees;

         (d) At the request of either party all arbitration proceedings shall be recorded by a Certified Court Reporter and each party shall have the right in any such arbitration proceedings to full discovery and to subpoena witnesses in accordance with the discovery rules and procedures of the Courts of the State of New Jersey including discovery rules and procedures of the United States District Court for the District of New Jersey and each party hereto and the arbitrators shall have the right to avail themselves of the benefits and shall observe the obligations under such rules and procedures under the supervision of the arbitrators or a majority of them and in accordance with the time frames and constraints set forth by the arbitrators or a majority of them conducting the arbitration;

         (e) The arbitrators' decision shall be issued within ten (10) days of the close of the hearing, shall be in writing and shall contain findings of fact, conclusions of law and the reasons for the arbitration decision and shall be signed by all arbitrators or the majority decision shall be signed by a majority of the arbitrators and the minority decision shall be signed by the dissenting arbitrator;

         (f) Judgment upon any award rendered may be entered in any Court having appropriate jurisdiction and the parties hereto expressly consent to having all such judicial proceedings occur in the Superior Court of the State of New Jersey, Essex County;

         (g) Such arbitration proceedings shall be subject to appeal to the Superior Court of the State of New Jersey in Essex County and either party to the arbitration shall be entitled to appeal on the basis of errors of law or findings of fact that are not supported by the evidence and such other grounds as may be appropriate for the appeal of the arbitration decision, including failure to follow the procedures set forth in this Article.

                      ARTICLE 17. MISCELLANEOUS PROVISIONS

         (a) Entire Agreement. This Agreement constitutes the entire Agreement between the parties in connection with the subject matter hereof, and may be changed only by the written consent of the parties hereto

         (b) Assignment. This Agreement may not be assigned by a party hereto without the prior written consent of the other party, provided, however, that the Company shall have the right to assign this Agreement to any purchaser of all or substantially all of the Company's assets, provided, that, such assignment shall not release the Company from its obligations hereunder unless the Executive expressly agrees.

         (c) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey.

         (d) Notices. Other than as specifically provided herein, all notices required or permitted to be given under this Agreement shall either be delivered personally or be given in writing and delivered by certified mail, return receipt requested, to the Company's principal office to the attention of the Secretary, or the Executive's home address as first set forth hereinabove. Each such notice so mailed shall be deemed to have been given seven (7) days after the date of mailing. Any notice given hereunder shall state in reasonable detail the factual basis underlying such notice.

         (e) Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

         (f) Waiver. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by said party.

         (g) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective as to such jurisdiction to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, or affecting the validity or enforceability of such provision in any other jurisdiction.

         (h) Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

                  [Remainder of page intentionally left blank]

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and month and year first above written.

                                       /s/ Richard K. Laird
                                       --------------------------------
                                       Richard K. Laird, Executive

                                       LOGIMETRICS, INC.

                                       By: /s/ Murray H. Feigenbaum
                                          -----------------------------
                                          Murray H. Feigenbaum
                                          President

                                Option Schedule 1

                                                  NUMBER              EXERCISE
               YEAR VESTED                      OF OPTIONS              PRICE
               -----------                      ----------              -----
           Immediate                              125,000               $0.40
           End of Fiscal Year 1996                125,000               $0.40
           End of Fiscal Year 1997                125,000               $0.40
           End of Fiscal Year 1998                125,000               $0.40
           End of Fiscal Year 1999                250,000               $3.20
           December 31, 1999                      250,000               $4.00
                                                  -------
                                      TOTAL     1,000,000
                                                =========